Exhibit 99.1

Jennifer Gianola Director, Investor Relations Tel: 1 408.239.8630 jennifer.gianola@pmcs.com	Kim Mason Senior Communications Specialist Tel: 1 604.415.6239 kim.mason@pmcs.com

PMC COMPLETES ACQUISITION OF IDT’s

ENTERPRISE FLASH CONTROLLER BUSINESS

Acquisition Positions PMC as a Leader in Rapidly Growing

Enterprise SSD Market Segment

SUNNYVALE, Calif., July 15, 2013 – PMC-Sierra, Inc. (PMC®) (Nasdaq: PMCS), the semiconductor innovator transforming networks that connect, move and store big data, today announced that the Company has completed the purchase of Integrated Device Technology, Inc.’s (IDT®) (Nasdaq: IDTI) Enterprise Flash Controller business, including the world’s first NVM Express (NVMe) flash controller. With the addition of these controllers, PMC is positioned for leadership in the rapidly-growing market for enterprise flash controllers.

On May 29, 2013, PMC announced a definitive agreement to acquire IDT’s Enterprise Flash Controller business and certain PCI Express (PCIe) Switch assets. The aggregate purchase price was approximately $96 million.

“Customer response to the announcement has been very positive due to the leading technology we’re acquiring and the many benefits of working with a single supplier for PCIe and SAS flash solutions,” said Greg Lang, president and chief executive officer of PMC. “With this acquisition, we accelerate our time-to-market by approximately two years with early product leadership and a robust design win pipeline, including wins spanning tier one datacenter, original equipment manufacturer (OEM), and solid-state drive (SSD) customers.”

Flash-based storage is causing a major disruption in enterprise storage due to the dramatic performance advantages of solid-state drives over traditional hard disk drives. IDT’s award-winning flash controllers improve latency, endurance and power efficiency, resulting in storage solutions that deliver the features required to more broadly adopt flash in cloud and datacenter applications.

Approximately 50 IDT employees in California, New Jersey, and Italy have joined PMC’s Enterprise Storage division.

Safe Harbor Statement

This release contains certain forward-looking statements, including statements regarding the expected benefits of the transaction to the Company, market segment expectations and

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the Company’s plans for the acquired business that are subject to risks and uncertainties. Actual events and results may differ materially from these projections. The potential risks and uncertainties include, among others, that the Company may not successfully integrate the acquired business or its personnel, that relevant market segments may not develop as expected and that the Company’s offerings may not prove attractive to customers in those market segments. The Company’s SEC filings describe factors that may affect the Company’s business and results generally, including PMC’s limited revenue visibility due to variable customer demands, market segment growth or decline, orders with short delivery lead times, customer concentration, and other items. The Company does not undertake any obligation to update the forward-looking statements.

About PMC

PMC (Nasdaq:PMCS) is the semiconductor innovator transforming networks that connect, move and store big data. Building on a track record of technology leadership, the Company is driving innovation across storage, optical and mobile networks. PMC’s highly integrated solutions increase performance and enable next-generation services to accelerate the network transformation. For more information, visit www.pmcs.com. Follow PMC on Facebook, Twitter, LinkedIn and RSS.

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© Copyright PMC-Sierra, Inc. 2013. All rights reserved. PMC and PMC-SIERRA are registered trademarks of PMC-Sierra, Inc. in the United States and other countries, and PMCS is a trademark of PMC-Sierra, Inc. Other product and company names mentioned herein may be trademarks of their respective owners. PMC is the corporate brand of PMC-Sierra.

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